EXHIBIT 5.1

By Email Paranovus Entertainment Technology Ltd. c/- 250 Park Avenue, 7th Floor New York, NY 10177 November 25, 2025	Campbells LLP Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands
D +1 345 949 2648 T +1 345 914 6925 E sbhattacharya@campbellslegal.com campbellslegal.com _________
Our Ref: 14793-19598 Your Ref:

Dear Sirs,

Paranovus Entertainment Technology Ltd.

We are Cayman Islands counsel for Paranovus Entertainment Technology Ltd, a Cayman Islands exempted company (the “Company”), in connection with its offering of up to US$200,000,000 in aggregate through the offering and sale (the “Offering”) of Class A ordinary shares in the capital of the Company, each with a par value of US$0.01 (the “Ordinary Shares”), preferred shares, warrants, units and rights to purchase Ordinary Shares or preferred shares, debt securities, rights or any combination of the foregoing, either individually or as units comprised of one or more of the other securities (the “Registered Securities”). In connection with the Offering, the Ordinary Shares will be issued and sold under the registration statement on Form F-3 (“Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1.	A copy of the Company’s:

(a)	Certificate of incorporation dated 9 February 2018 (under the Company’s initial name of Happiness Biotech Group Limited) issued by the Cayman Islands Registrar of Companies (“Registrar”);

(b)	Certificate of incorporation on change of name from Happiness Biotech Group Limited to Happiness Development Group Limited issued by the Registrar on 4 November 2021; and

(c)	Certificate of incorporation on change of name from Happiness Development Group Limited to Paranovus Entertainment Technology Ltd. issued by the Registrar of Companies on 20 March 2023.

2	A copy of the Company’s Fifth Amended and Restated Memorandum and Articles of Association (the “M&A”) Company as adopted by the Company by a special resolution of the shareholders on 19 January 2024.

3	A copy of the written resolutions of the Board of Directors of the Company dated 21 November 2025 (the “Resolutions”).

4	An electronic copy of the Registration Statement and the exhibits thereto as provided by the Company and to be filed with the SEC on or about the date of this opinion.
5	a copy of a certificate of incumbency issued by Harneys Fiduciary (Cayman) Limited, the Company’s registered agent, dated 25 November 2025 (the “COI”).
6	A copy of the Certificate of Good Standing of the Company issued by the Registrar dated 24 November 2025.

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The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents.”

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)

the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)

that the copies produced to us of minutes of meetings and/or of resolutions (including the Resolutions) are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the COI and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company as summarized in the COI are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

(e)

that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations;

(f)

the Resolutions were duly passed in the manner prescribed in the M&A (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect;

(g)	the shareholders of the Company have not restricted the powers of the directors of the Company in any way;

(h)

the matters as described in the Registration Statement are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands); and

(i)	the Company will receive money or money's worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares will be issued for less than their par value.

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Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)

the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands, and has full corporate power and legal right to file the Registration Statement as proposed;

(ii)

the Registered Securities as described in the Registration Statement have been duly authorized and will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be validly issued, fully paid and non-assessable.  As a matter of Cayman Islands law, the Ordinary Shares will only be issued when they have been entered into the register of members (shareholders) of the Company;

(iii)	the Company’s authorized capital is as set forth in the Registration Statement. The issued and outstanding Ordinary Shares of the Company is as set forth in the Registration Statement;

(iv)

when a warrant, as contemplated by the Registration Statement and any supplements relating thereto has been duly authorized by the applicable board or corporate approvals, executed and delivered by the Company (and assuming due execution and delivery by the warrant agent), such warrant would constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms;

(v)

when (a) any rights or units contemplated by the Registration Statement have been duly authorized by the applicable board authorizations; (b) the final terms of the rights or units have been duly established and approved; and (c) such rights or units have been duly executed by the Company and countersigned or authenticated in accordance with the applicable right agreement or unit agreement and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement, such rights or units would constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(vi)

with respect to each issue of the debt securities contemplated by the Registration Statement, when (a) the Company's board has taken all necessary corporate action to approve the creation and terms of such debt securities and to approve the issue thereof, the terms of the offering thereof and related matters; (b) an indenture relating to the debt securities and the debt securities shall have been authorized and duly executed and unconditionally delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; (c) when such debt securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the indenture relating to such issue of debt securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement, such debt securities would constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following reservations and qualifications:

1

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

2

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the M&A, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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3

We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4

To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies. The annual fees are payable by the Company and will not affect the non-assessable nature of the Class A ordinary shares.

5	The obligations assumed by the Company as described in the Registration Statement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defenses of set off, counterclaim, estoppel and similar defenses;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)

the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)

the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents or securities other than Ordinary Shares in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)

we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (as revised) of the Cayman Islands, including, without limitation, the power to increase its authorized share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

Yours faithfully

Campbells LLP

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